Exhibit 1.01

Super Micro Computer, Inc.
Conflict Minerals Report
For the Calendar Year Ended December 31, 2015

I. Introduction
This report for the year ended December 31, 2015 has been prepared pursuant to Rule 13p-1 and the Specialized Disclosure Report on Form SD ("Form SD") under the Securities Exchange Act of 1934 (collectively, the "Rule"). The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG").
If a registrant determines that conflict minerals are necessary to the functionality or production of products manufactured or contracted by the registrant to be manufactured, the registrant must submit a Form SD which describes the reasonable country of origin inquiry (“RCOI”) that it undertook to determine whether such necessary conflict minerals originated from the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”).
If, on the basis of its RCOI, a registrant knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in any of the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, the issuer must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.
This report has been prepared by Super Micro Computer, Inc. (herein referred to as “Super Micro” the “Company,” “we,” “us,” or “our”). The information contained in this report includes the activities of all of the Company's majority-owned subsidiaries and variable interest entities that are required to be consolidated.
II. Company Overview
We are a global leader in high-performance, high-efficiency server technology and innovation. We develop and provide end-to-end green computing solutions to the cloud computing, data center, enterprise IT, big data, HPC and embedded markets. Our solutions range from complete server, storage, blade and workstations to full racks, networking devices, server management software and technology support and services.
We conduct our operations principally from our headquarters in California and facilities of our subsidiaries in Taiwan, the Netherlands, China and Japan. We sell our server systems and subsystems and accessories through our direct sales force as well as through distributors and Original Equipment Manufacturers ("OEMs").
III. Supply Chain Overview
Our supply chain operations for our server products include sourcing, order management, manufacturing, delivery, and return. We procure server components from the following four major types of suppliers:

•	Manufacturers or direct suppliers;

•	Contract manufacturers producing items to match specifications and standards set by us;

•	Distributors or resellers of manufactured components for other manufacturers; and

•	Customers providing us certain parts and materials to be used to fulfill their orders.
Logistics and service providers were excluded from the reasonable country of origin inquiry ("RCOI") and due diligence measures discussed below because we have concluded that they do not provide us with any products within the scope of the Rule.
As explained further below, we rely upon our suppliers to provide information on the origin, source and chain of custody of the conflict minerals contained in product components and materials. We commenced conflict minerals due diligence in 2013.
Based on representations from these suppliers, we have determined that they obtain conflict minerals used in our products from the following types of processing facilities:

•	Tin, Tungsten, Tantalum - From smelters which procure the relevant ore and then pass it through smelting and/ or refining, as applicable.

•	Gold - From smelters/ refiners which either obtain gold from the mines or through recycling.
IV. Conflict Minerals Policy
We are committed to complying with Section 1502 of the Dodd-Frank Act and achieving the goal of confirming that the materials used in our products are procured from conflict-free sources. We have considered the Rule’s requirements and related guidance from the Organisation for Economic Cooperation and Development (the “OECD”), and we expect our suppliers to comply with the Code of Conduct of the Electronics Industry Citizenship Coalition (the “EICC”) and conduct their business in accordance with our supply chain responsibility expectations, as documented in our Conflict Mineral Policy (the "CM Policy") at http://www.supermicro.com/about/policies/Supermicro_Conflict_Minerals_Statement.pdf.
In support of this policy, we will:

•
Exercise due diligence with suppliers of products containing or suspected to contain conflict minerals consistent with the OECD's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, 3rd Edition and the related supplements on gold, tin, tantalum and tungsten, (the “OECD Guidance”) as tailored to include steps appropriate for downstream companies and encourage our suppliers to do likewise with their suppliers;

•
Provide, and expect our suppliers to cooperate in providing, due diligence information to confirm that the tantalum, tin, tungsten and gold in our supply chain are procured from conflict free sources; and

•
Collaborate with our suppliers and others on industry-wide solutions through our membership in the Conflict-Free Sourcing Initiative ("CFSI") and participation in industry-wide conflict minerals forums to encourage the manufacture of products that are DRC conflict free.

V. Reasonable Country of Origin Inquiry
Our supply chain due diligence "scope of work" included our existing component suppliers that provide products and components that contain one or more 3TG minerals (collectively referred to as "In Scope Suppliers"). To help establish our supply chain sourcing programs, we have adopted the CFSI’s Conflict Mineral Reporting Template ("CMRT") and launched a due diligence survey using the CMRT for In Scope Suppliers, which suppliers represent 100% of our total 2015 product-related sourcing expenditures. We reviewed our In Scope Suppliers and categorized them into three tiers based on procurement value. We identified our top 22 suppliers by procurement value as the first tier, followed by the next top 47 suppliers as the second tier and the remaining 262 suppliers as the third tier. The suppliers in the first and second tiers accounted 98% of our total 2015 product-related sourcing expenditures. The purpose for this classification was to facilitate a focused follow-up process with our suppliers in securing responses to the CMRT on a timely basis through appropriate allocation of resources. The percentage of CMRT received from our In Scope Suppliers during 2015 has increased to 76% in 2015 compared to 27% in 2014. The data on which we relied to determine the country of origin of the minerals was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for us.
After conducting our RCOI, we were unable to determine the country of origin of the conflict minerals contained in our products that are not from recycled or scrap sources. Given this result, we determined that the Rule requires us to exercise due diligence on the source and chain of custody of the conflict minerals contained in our products, using a framework that conforms to a nationally or internationally recognized due diligence framework.
VI. Due Diligence

a.	Due Diligence Framework
We have exercised due diligence on the source and chain of custody of the necessary conflict minerals used in our products to identify minerals originating from the Covered Countries that are not from scrap or recycled sources. The due diligence processes and efforts have been developed based on the five-step framework proposed by the OECD Guidance and the related supplements for gold, tin, tantalum and tungsten.
Our conflict minerals due diligence process includes:
•Establishment of strong company management systems;
•Identify and assess risks in the supply chain;

•Design and implement a strategy to respond to identified risks;
•Carry out independent third-party audit of smelter/refiner’s due diligence practices; and
•Report annually on supply chain due diligence.

b.	Inherent Limitations on Due Diligence Measures
As a downstream purchaser of conflict minerals, we do not have direct relationship with smelters or refiners that produce the conflict minerals within our supply chain. Accordingly, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information, as well as our smelters, may yield inaccurate or incomplete information.

c.	Brief Description of Due Diligence Measures Taken

(i)	Establishment of Strong Company Management Systems:
We have established a management system for complying with applicable conflict minerals reporting and disclosure rules. Our management system includes the development of a Conflict Minerals Oversight Committee led by our Senior VP of Operations, Senior VP and Chief Financial Officer and General Counsel, and a team of subject matter experts from relevant functions such as purchasing, quality compliance, finance, and legal. The team of subject matter experts is responsible for implementing our conflict mineral compliance policy and strategy. The Oversight Committee is briefed periodically about the results of our due diligence efforts and reports periodically to the Audit Committee of our Board of Directors.
We maintained our CM Policy that states our position on the use of conflict minerals. Our CM Policy has been communicated to all existing suppliers and was provided to new suppliers as part of our supplier "onboarding" process. We have provided training to our conflict mineral related team members.

(ii)	Identification and Assessment of Risks in the Supply Chain:
We have made reasonable efforts to identify all In Scope Suppliers that supply products that may potentially contain conflict minerals by conducting a supply chain survey using the CFSI CMRT; requesting our In Scope Suppliers to identify smelters and refiners and countries of origin of the conflict minerals in products they supply to us; following up with In Scope Suppliers that do not respond to the CMRT by requesting their responses; comparing smelters and refiners identified by our supply chain survey against the list of facilities that have received a “conflict-free” designation from the CFS Program, which designations provide country of origin; and maintaining documentation of reasonable efforts we have made to identify and assess supply chain risks. We have also reviewed the responses to identify potential red flags for further follow-up.

(iii)	Strategic Response to Identified Risks:
We have implemented a risk mitigation response to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements. We will continuously make reasonable efforts to encourage suppliers who are sourcing from non-conflict-free smelters to move towards the use of conflict-free smelters. If a supplier fails to remedy the risks identified by our compliance risk assessment, we will escalate the matter to the Conflict Minerals Oversight Committee to determine whether to approve or reject the supplier based on the following factors: a cost and benefit analysis; evaluation of potential risk factors; any existing competitive bids; and whether the supplier is a single source supplier to the Company. If the Oversight Committee decides to continue a business relationship with a non-compliant supplier due to inherent limitations of our supply chain, we will use reasonable efforts to follow up with the supplier for its correction plan, and encourage the supplier to work with smelters that are certified through CFSI's CFS program. We also provide periodic compliance updates or reports to our Conflict Minerals Oversight Committee summarizing our risk mitigation efforts.

(iv)	Independent 3rd Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon industry efforts, including CFSI, to influence smelters and refiners to get audited and certified through CFSI’s CFS program. Pursuant to the Rule, this report is not subject to an independent private sector audit.
VII. Efforts to Determine the Mine or Location of Origin of the Conflict Minerals in Our Products and Facilities Used to Process the Conflict Minerals
The results of our RCOI and due diligence on the source and chain of custody of our necessary conflict minerals are the product of our iterative and escalating data collection and dialogue process with our In Scope Suppliers. This process is designed to obtain information regarding the smelters and refineries from which suppliers source such 3TG minerals and to confirm the status of such smelters or refineries as verified by the CFSI as a method of assessing the mine and location of origin of such conflict minerals.
Based on the responses that we received from our suppliers, we identified 358 smelters and refineries as potential sources of 3TG minerals that were reported to be in our supply chain, of which 213 have been verified by the CFSI to be conflict free and 34 are in the process of being verified. Table 1 below presents, by mineral, the total number of smelters and refineries identified and the percentage verified to be conflict free or in the CFSI Verification Process. See Appendix I for a list of smelters and refiners by name verified as conflict-free.
Table 1 - Smelters and Refiners Verified as Conflict-Free or in the CFSI Verification Process by Mineral.

	Total Smelters and Refiners by Mineral	Number Verified or In Process	Percentage Verified or In Process
Gold	138	94	68%
Tantalum	55	46	84%
Tin	108	77	71%
Tungsten	57	30	53%
As to the remainder of the smelters and refineries that are not verified by the CFSI, we were unable to determine the mines of origin or the minerals sourced from such smelters and refineries.

VIII. Due Diligence Process Improvement Efforts

Due to the level of complexity of our products and the respective supply chains and our position in these supply chains as a downstream company, it will take additional time and resources for a number of our suppliers to verify the source mines and country of origin of all of the minerals used by their smelters. We intend to take the following steps to continue to improve our due diligence measures and to further mitigate the risk that trade in the conflict minerals contained in our products could benefit armed groups in Covered Countries:

•
Continuing to focus our efforts on collaborating with industry peers through our membership in the CFSI to improve the systems of transparency and control in our supply chain, including through our use of the latest revision of the CMRT in connection with our diligence of our supply chain.

•	Continuing to partner with our In-Scope Suppliers and others on industry-wide solutions through our membership in CFSI in an effort to collaboratively increase the number of verified smelters.

•
Enhancing our engagement with our relevant first-tier suppliers in order to further build their knowledge and capacity so they are able to provide more complete and accurate information on the source and chain of custody of conflict minerals in our supply chain.

•
Encouraging our supply chain to source conflict minerals from certified Conflict Free Smelters or source 3TG minerals from smelters located outside the DRC and participate in third-party audits that use the CFSI Conflict-Free Smelter Program assessment protocols.

•	Continuing our work to refine the process for conducting follow-up with our surveyed suppliers to more effectively resolve unreasonable or illogical responses in their surveys.

Appendix I
Smelters and Refineries
Verified as Conflict Free by the CFSI

Subject Mineral	Smelter/Refiner Name	Smelter/Refiner Location
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asahi Refining Canada Limited	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIA
Gold	JSC Uralelectromed	RUSSIA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	REPUBLIC OF KOREA
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalurgica Met-Mex Penoles, S.A. DE C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA

Gold	Moscow Special Alloys Processing Plant	RUSSIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC Krastvetmet	RUSSIA
Gold	OJSC Novosibirsk Refinery	RUSSIA
Gold	PAMP SA	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIA
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Schöne Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D-Block Metals, LLC	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F & X Electro-Materials Limited	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guandong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY

Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIA
Tantalum	Taki Chemical	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Tranzact, Inc.	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Elmet S.L.U (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chemique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	VQB Mineral and Trading Group JSC	VIETNAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Countries of origin of the conflict minerals these facilities process are believed to include: Angola, Argentina, Australia, Austria, Belgium, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D'Ivoire, Czech Republic, Democratic Republic of Congo, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Congo, Republic of Korea, Republic of Namibia, Russian Federation, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom of Great Britain and Northern Ireland, Tanzania, Uganda, United States of America, Vietnam, Zambia and Zimbabwe.